Exhibit 10.54
Description of Certain Compensatory Arrangements between
Motorola, Inc. and Paul J. Liska, as of December 31, 2008
          Motorola, Inc. (the “Company”) entered into compensatory arrangements with Paul J. Liska in February 2008 in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. Certain of his compensatory arrangements, which provide for payments to be made in the future, are described below:
•	A sign-on bonus of $400,000, $50,000 of which will be paid on or before March 31, 2008 and the remainder of which will be paid on December 31, 2008. If Mr. Liska leaves Motorola on his own initiative or is terminated for Cause* prior to completing one year of service, he will be required to repay the gross amount of any previously paid installment of the sign-on bonus within sixty (60) days after his separation from employment.

•	A guaranteed payout for Mr. Liska’s award for calendar year 2008 under a cash-based pay-for-performance annual incentive plan to be established by Motorola of not less than 50% of Mr. Liska’s target award. Mr. Liska’s award will be 95% of his 2008 base salary.
If Mr. Liska is involuntarily terminated for a reason other than Cause** on or before the second anniversary of his employment commencement date, Motorola agrees to pay him, in exchange for a general release of claims against Motorola and a reaffirmation of all restrictive covenants previously agreed to with Motorola, a severance allowance in the amount of twelve (12) months base salary, less applicable state and federal payroll deductions, at the salary rate in effect on the termination date and twelve (12) months annual incentive bonus at his target incentive rate, less applicable state and federal payroll deductions, and also based on the salary rate in effect on the termination date. If Mr. Liska is involuntarily terminated for a reason other than Cause** after the second anniversary of his employment commencement date, Motorola agrees to pay him, in exchange for a general release of claims against Motorola and a reaffirmation of all restrictive covenants previously agreed to with Motorola, a severance allowance in the amount of eighteen (18) months base salary, less applicable state and federal payroll deductions, at the salary rate in effect on the termination date and eighteen (18) months annual incentive bonus at his target incentive rate, less applicable state and federal payroll deductions and also based on the salary rate in effect on the termination date. In order to receive a severance allowance, the general release and reaffirmation of all covenants as described above must be signed in a timely manner such that in all events, the severance allowance is paid before March 15 of the year following the year Mr. Liska is terminated.

*	For the purpose of the sign-on bonus, Cause is as defined in the 2006 Omnibus Incentive Plan.

**	For the purpose of entitlement to severance payments described above, Cause means (i) Mr. Liska’s willful and continued failure to substantially perform his duties, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days; or (ii) his willful engagement in (A) any malfeasance, dishonesty or fraud that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the Company’s reputation or business or (B) gross misconduct; (iii) his indictment for, or plea of guilty or nolo contendere to (A) a felony in the United States or (B) to a felony outside the United States, which, regardless of where such felony occurs, the independent directors of the Board of Directors of the Company reasonably believe has had or will have a detrimental effect on the Company’s reputation or business or his reputation; or (iv) his breach of one or more restrictive covenants in any written agreement between him and Motorola.